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                                                                  Exhibit (a)(7)

                            CERTIFICATE OF CORRECTION
                                       to
                              ARTICLES OF AMENDMENT
                                       of
                        Dryden Short-Term Bond Fund, Inc.
                            (a Maryland corporation)

         Dryden Short-Term Bond Fund, Inc., a Maryland corporation (the "Corporation"), having its principal office in Maryland in the city of Baltimore, hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

         FIRST: On November 5, 1992 the Corporation filed with the Department Articles of Amendment dated October 30, 1992 (the "Articles of Amendment") which amended the Amended Articles of Incorporation of the Corporation (the "Articles of Incorporation"), and the Articles of Amendment require correction as permitted by Section 1-207 of the Corporations and Associations Article of the Annotated Code of Maryland.

         SECOND: (A) The restatement of Article V of the Articles of Incorporation that was presented in the Articles of Amendment as previously filed and to be corrected omitted an existing provision of the Articles of Incorporation relating to the quorum required to transact business at stockholder meetings.

         (B) The restatement of Article V of the Articles of Incorporation as presented in the Articles of Amendment as corrected hereby shall contain Section 12 which shall read as follows:

         "Quorum. The presence in person or by proxy of the holders of record of one-third of the Shares of all Classes issued and outstanding and entitled to vote thereat shall constitute a quorum for the transaction of any business at all meetings of the stockholders except as otherwise provided by law or in these Articles of Incorporation and except that where holders of Shares of any Class are entitled to a separate vote as a class (a "Separate Class") or where the holders of Shares of two or more (but not all) classes are required to vote as a single class (a "Combined Class"), the presence in person or by proxy of the holders of record of one-third of the Shares of that Separate Class or Combined Class, as the case may be, issued and outstanding and entitled to vote thereat shall constitute a quorum for such vote."

         (C) The omission of the quorum provision from the restatement of
Article V of the Articles of Incorporation, as presented in the Articles of Amendment as previously filed, was an error in transcription.

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         IN WITNESS WHEREOF, Dryden Short-Term Bond Fund, Inc. has caused this
Certificate of Correction to be signed in its name and on its behalf by its President and witnessed by its Secretary on July 7, 2003.

WITNESS:                                      Dryden Short-Term Bond Fund,
                                              Inc.


/s/Deborah A. Docs                            By: /s/Judy A. Rice
------------------------------                    ------------------------------
Deborah A. Docs, Secretary                             Judy A. Rice, President


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         THE UNDERSIGNED, President of Dryden Short-Term Bond Fund, Inc., with respect to the foregoing Certificate of Correction of which this certificate is made a part, hereby acknowledges, in the name and on behalf of the Corporation, the foregoing Certificate of Correction to be the act of the Corporation and further certifies that, to the best of her knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, under the penalties of perjury.

                                                       /s/Judy A. Rice
                                                       -------------------------
                                                         Judy A. Rice, President

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